Exhibit 99.1

Ocean Bio-Chem, Inc. Reports Third Quarter 2015 Financial Results

Record Net Sales for Three and Nine Months Ended September 30, 2015

FORT LAUDERDALE, Fl., November 13, 2015 -- Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today its financial results for the three and nine months ended September 30, 2015, including record net sales..

The Company reported record net sales for the third quarter and nine months ended September 30, 2015. For the third quarter sales were $10.8 million dollars compared to $10.4 million dollars for the comparative third quarter of 2014. For the nine month period of 2015 sales were $25.6 million dollars compared to $25.2 million for the same period in 2014.

For the three months ended September 30, 2015, net income was $296,000 compared to $899,000 for the third quarter of 2014. Earnings per share for the third quarter 2015 were $0.03 per share both diluted & basic, compared to $0.10 per share both diluted and basic for the same period in 2014. For the nine months ended September 30, 2015, net income was approximately $393,000 or $0.04 per share for both diluted & basic, compared to $1.5 million or $0.17 per share for both diluted & basic during the same period in 2014.

(In thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
NET SALES	$10,837	$10,432	$25,578	$25,166
PRE-TAX INCOME	439	1,325	583	2,237
NET INCOME	$296	$903	$393	$1,537

EPS - BASIC & DILUTED	$0.03	$0.10	$0.04	$0.17
DIVIDENDS DECLARED PER COMMON SHARE	-	-	-	$0.05

Peter Dornau, President and CEO, commented: “We have just concluded a very challenging quarter. The financial results for both the third quarter and nine month were impacted significantly by extraordinarily high legal costs which are recorded as a selling and administrative expense. As we previously disclosed in our Form 10-Q for the quarterly period ended June 30, 2015, the Company had filed a legal complaint in the United States District Court for the Southern District of Florida for injunctive relief and damages against one of the Company’s major competitors in the fuel treatment sector. In turn, this competitor filed an answer and counter claim. The Company feels strongly that it must protect one of the major product franchises and is vigorously defending its product claims. The legal and related costs in this type law suit are costly to both parties. Discovery is currently underway and we anticipate a jury trial in the first quarter of 2016. There will be continued high legal costs until this matter is resolved.”

Mr. Dornau continued: “The marine industry continues to improve. With the improved U.S. economy, higher employment rates, in conjunction with lower gas prices and good weather, more recreational boaters are boating more frequently. In addition, as recently evidenced by the heavy attended Ft. Lauderdale International Boat Show, sale of new boats are strong, which bodes well for increased sales of our products for maintenance of new boats.

“The strength of sales in the third quarter was led by our increased sales to major marine retailers as well as marine distributors. We had several other positive highlights in the quarter including a wider distribution of our chlorine dioxide products. Increased distribution was obtained with both direct sales to customers as well as increasing sales of one of our major distributors. In the third quarter we announced an agreement for the distribution of our products into the veterinary and pet sector. In addition one of our major distributors has secured business in the home restoration market along with other new business. We are also successfully expanding our distribution into new markets, including our “Outdoor Collection” marketed into the high end outdoor furniture market, a full range of products custom made for the fast growing recreational vehicle (RV) market, and new products in the power sports/motorcycle markets.”

2

To support our sales initiatives and sales growth, the Company has increased spending in both the advertising, sales and marketing expenses. Specifically Ocean Bio-Chem has increased its spending in magazine and television advertising, along with increased customer cooperative advertising. The Company also increased its trade show participation which increased expenses relating to the additional trade shows in our newer market,” Mr. Dornau said.

“We are investing for future growth and profits for Ocean Bio-Chem and its investors. Our Company had record net sales in the nine months ending September 30, 2015. The strong sales during the third quarter are a testament to our successful marketing programs,” Dornau concluded.

Chief Financial Officer Jeff Barocas commented: “The financial condition of the Company continues to be very strong. For the second consecutive year it was not necessary for the Company to utilize its credit facility to finance seasonal working capital requirements. At September 30, 2015 the Company had approximately $7.6 million in customer accounts receivable and $9.4 million dollars in inventory with approximately $900,000 in cash on hand. In addition the Company decreased its long term debt by $249,000 for the nine months ended September 30, 2015. This brings long term debt down to only $443,000. Our current ratio is 4.1:1 at September 30, 2015.”

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. a leading manufacturer and distributor of appearance, performance, and maintenance products serving the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets. We also manufacture, market and distribute products incorporating a patented device for producing chlorine dioxide, designed to safely prevent and eliminate odors related to mold, mildew and other sources of unpleasant odors, as well as disinfectant products, marketed under the Performacide® trademark, that also incorporate the patented device. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. It manufactures its products in a 187,000 s.f. facility in Montgomery, Alabama, from which they are distributed across the globe.

The Company trades publicly under NASDAQ Capital Markets, Ticker Symbol: OBCI.

The Company's web sites are: www.oceanbiochem.com, www.starbrite.com; www.startron.com; www.nos-guard.com, www.performacide.com

3

Forward-looking Statements:

Certain statements contained in this Press Release, including without limitation, our anticipation that we will continue to incur higher legal expenses in connection with the litigation matter constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; unanticipated litigation developments; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors addressed in Part I, Item 1A (“Risk Factors”) in our annual report on Form 10-K for the year ended December 31, 2014.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280

Paul Knopick

E & E Communications

pknopick@eandecommunications.com

940-262-3584

4